Exhibit 99.1

PokerTek Reports Second Quarter 2012 Financial Results

Robust Installation Activity Expected to Drive Growth in Second Half of 2012
Cost Reduction and Operational Execution Continue to Drive Earnings Improvements

Financial Highlights (compared to prior year):

Year-to-Date Highlights:
●	Operating loss improved 55%
●	Gross Margin increased to 75% from 71%
●	Operating Expenses decreased 25%

Quarterly Highlights:
●	262 net gaming positions installed, increases installed base to 2,294
●	Operating loss improved 9%
●	Gross Margin of 71% in both periods
●	Operating expenses decreased 25%

MATTHEWS, NC – August 8, 2012—PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the period ended June 30, 2012.

“We installed 262 gaming positions at 13 new customer locations, making the second quarter one of the most productive in PokerTek’s history,” said Mark Roberson, Chief Executive Officer and Chief Financial Officer. “We also continued to realize improved operating results, driven primarily by cost controls and operational efficiency.

“Recently-installed gaming positions will begin contributing to recurring revenue in the third quarter. We have a busy installation schedule planned for the second half, and we expect growth in recurring revenue to drive our financial results in the third and fourth quarters. Our goal is to achieve sustainable EPS profitability by year-end.”

Financial Summary
Total revenue was $2.7 million for the first half of 2012 compared to $3.5 million in 2011, a reduction of 21.5%. For the second quarter, total revenue was $1.0 million in 2012 compared to $1.5 million in 2011, a reduction of 30.6%.

Revenue from license and service fees decreased $589 thousand for the first half and $316 thousand for the second quarter. License and service fee comparisons for both the three and six month periods were favorably affected by increased revenue from the Canadian and cruise markets. Those increases were offset by decreases from Mexico, where we removed leased product in September 2011 due to regulatory changes; less favorable macroeconomic conditions in Eastern Europe; and the conversion of gaming positions from lease to sale in the United States. License and service fees also follow seasonal trends which mirror the business of our customers, with the second quarter representing the seasonal trough in both 2012 and 2011. Revenues from sales of systems and equipment decreased $157 thousand for the first half and $143 thousand for the second quarter. In the prior year periods, sales of systems and equipment were favorably impacted by system sales in Europe which did not repeat in the current year and higher recognition of deferred revenue.

While growth in gaming positions was robust, the majority of those installations occurred near the end of the period. Accordingly, recurring revenue from those installations are expected to begin contributing more meaningfully in the second half of 2012.

Gross profit was $2.0 million for the first half of 2012 compared to $2.5 million in 2011, a reduction of $0.4 million, or 17.5%. Gross profit was $0.7 million for the second quarter of 2012 compared to $1.1 million in 2011, a reduction of $0.3 million, or 30.8%.

Gross profit margins increased to 74.7% in the first half of 2012 compared to 71.1% for the same period in 2011. Gross profit margins remained consistent between the quarterly periods, coming in at 71.1% in the second quarter of 2012 as compared to 71.3% in 2011. The changes in gross profit margin are primarily attributable to changes in revenue mix as well as reduced product costs and depreciation.

Operating expenses decreased 25.4% to $2.3 million for the first half of 2012 from $3.1 million in 2011. Operating expenses decreased 24.6% to $1.1 million in the second quarter of 2012 from $1.5 million in 2011. Cost reduction initiatives initiated in 2011 and prior years have resulted in lower spending on personnel-related costs, regulatory approvals, and professional fees in both the quarterly and year-to-date periods.

We are continuing to scrutinize our operating costs and recently implemented additional cost reduction initiatives intended to further streamline our organizational structure and increase our operating flexibility. Those initiatives are expected to result in further operating expense savings starting in the second half of 2012.

Net loss from continuing operations improved 53.3% to $336 thousand ($0.04 per share) for the first half of 2012 from $718 thousand ($0.11 per share) in 2011. Net loss from continuing operations improved 12.5% for the second quarter of 2012 to $395 thousand ($0.05 per share) compared to $452 thousand ($0.07 per share) for the comparable period of 2011.

Including results of discontinued operations, net loss improved 61.5% to $281 thousand ($0.04 per share) for the first half of 2012 from $729 thousand ($0.11 per share) in 2011. Net loss improved 22.4% to $351 thousand ($0.05 per share) for the second quarter of 2012 from $452 thousand ($0.07 per share) in 2011.

EBITDAS from continuing operations, a non-GAAP financial measure (described below), was a profit of $283 thousand for the first half of 2012, compared to a profit of $357 thousand in 2011. EBITDAS was a loss of $112 thousand for the second quarter of 2012, compared to a profit of $57 thousand in the prior-year period.

Balance Sheet and Cash Flow Information
The Company’s cash used in continuing operations improved 52.4% to $131 thousand for the first half of 2012, compared to $276 thousand for 2011. The improvement in cash from operating activities was primarily due to improved profitability, partially offset by increases in working capital.

As of June 30, 2012, the Company’s cash and cash equivalents totaled $720 thousand and total debt was $700 thousand.

Gaming Positions Information
Gaming positions deployed worldwide totaled 2,294 of June 30, 2012 composed of 2,174 PokerPro and 120 ProCore gaming positions. As of June 30, 2011, 2,710 gaming positions were deployed worldwide composed of 2,614 PokerPro gaming positions and 96 ProCore gaming positions. Excluding Mexico, gaming positions worldwide increased by 276 from June 2011 to June 2012.

The Company added 262 net gaming positions in the second quarter of 2012 at 13 discrete customer locations. This represents the largest number of discrete operator locations installed in a single quarterly period and represents the second largest number of net gaming positions. The increase in gaming positions resulted from new placements in our target markets, primarily Canada, the United States, Latin America and Europe.

Subsequent Events
In July 2012, the Company’s Founders Loan was modified, extending the maturity of the loan from March 2013 to December 31, 2016 and allowing for scheduled principal amortization over 48 months beginning in January 2013. The interest rate and nature/amount of collateral and other significant terms of the loan remain unchanged.

In addition, the parties agreed to satisfy $100,000 of the principal balance through the issuance of 133,334 shares of common stock, as calculated based on the consolidated closing bid price of the Company’s common stock on the NASDAQ Capital Market.

During August 2012, the Company entered into binding subscription agreements with unaffiliated accredited investors pursuant to which such investors have agreed to purchase approximately $240,000 worth of shares of Common Stock at a price equal to 90% of the consolidated closing bid price of a share of Common Stock as reported on the NASDAQ Capital Market. The transaction is expected to close during the third quarter of 2012. There was no placement agent or other intermediary involved in this private placement transaction, and the Company is not obligated to register the shares of Common Stock to be issued to the investors.

Conference Call
Interested parties may listen to and participate in the conference call by dialing 800.264.7882 (U.S./Canada) or +1 847.413.3708 (Other) and entering passcode 33012614. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading "Investors". For those unable to participate in the live call, an archived replay will be made available on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately one week by dialing 888.843.7419 (U.S./Canada) or +1 630.652.3042 (Other) and entering passcode 33012614.

Use of Non-GAAP Measures
PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges, certain non-recurring charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other stakeholders an additional view of the company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company’s performance. A reconciliation of GAAP net loss from continuing operations to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.
PokerTek, Inc. (NASDAQ:PTEK) (www.pokertek.com) is a licensed gaming company headquartered in Matthews, NC that develops and distributes electronic table games solutions for the gaming industry. The company’s products are installed worldwide, and include PokerPro and Blackjack Pro. For more information, visit: www.pokertek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of our gaming systems by casinos and other customers, and the expected acceptance of our gaming systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contacts:
Mark Roberson
CEO and CFO
PokerTek, Inc.
704.849.0860, x101
investorrelations@pokertek.com

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011 Restated	2012	2011 Restated
Revenue
License and service fees	$906,929	$1,222,933	$1,990,343	$2,578,892
Sales of systems and equipment	134,654	277,381	729,177	885,784
Total revenue	1,041,583	1,500,314	2,719,520	3,464,676
Cost of revenue	301,376	430,966	687,355	1,002,066
Gross profit	740,207	1,069,348	2,032,165	2,462,610
Operating expenses:
Selling, general and administrative	847,945	1,109,073	1,740,679	2,295,241
Research and development	174,112	241,056	373,896	505,816
Share-based compensation expense	88,457	108,687	196,706	266,638
Depreciation	4,232	20,478	8,464	40,759
Total operating expenses	1,114,746	1,479,294	2,319,745	3,108,454

Operating loss	(374,539)	(409,946)	(287,580)	(645,844)

Interest expense, net	19,810	26,727	40,665	53,009

Net loss from continuing operations before income taxes	(394,349)	(436,673)	(328,245)	(698,853)

Income tax provision	714	15,003	7,441	19,541

Net loss from continuing operations	(395,063)	(451,676)	(335,686)	(718,394)
Income (loss) from discontinued operations	44,345	(429)	54,867	(10,403)
Net loss	$(350,718)	$(452,105)	$(280,819)	$(728,797)

Net loss from continuing operations per common share - basic and diluted	$(0.05)	$(0.07)	$(0.04)	$(0.11)
Net income (loss) from discontinued operations per common share - basic and diluted	0.01	(0.00)	0.01	(0.00)
Net loss per common share - basic and diluted	$(0.05)	$(0.07)	$(0.04)	$(0.11)
Weighted average common shares outstanding - basic and diluted	7,563,120	6,609,726	7,563,612	6,411,406

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$720,273	$606,229
Accounts receivable, net	612,072	726,520
Inventory	1,694,115	1,762,806
Prepaid expenses and other assets	127,868	147,487
Net assets of discontinued operations	6,464	92,310
Total current assets	3,160,792	3,335,352

Long-term assets:
Gaming systems, net	1,364,913	1,104,333
Property and equipment, net	30,392	38,855
Other assets	183,864	223,333
Total long-term assets	1,579,169	1,366,521
Total assets	$4,739,961	$4,701,873

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$426,748	$321,955
Accrued liabilities	378,610	468,958
Deferred revenue	234,398	281,466
Long-term liability - related party, current portion	86,631	54,952
Long-term debt, current portion	52,943	-
Current liabilities of discontinued operations	888	70,383
Total current liabilities	1,180,218	1,197,714

Long-term liabilities:
Long-term liability - related party	236,967	268,646
Long-term debt	647,057	700,000
Total long-term liabilities	884,024	968,646
Total liabilities	2,064,242	2,166,360
Commitments and contingencies
Common stock subject to rescission	71,183	-
Shareholders' equity
Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 40,000,000	-	-
shares, issued and outstanding 7,738,441 and 7,490,124 shares at
June 30, 2012 and December 31, 2011, respectively

Additional paid-in capital	48,718,125	48,368,283
Accumulated deficit	(46,113,589)	(45,832,770)
Total shareholders' equity	2,604,536	2,535,513
Total liabilities and shareholders' equity	$4,739,961	$4,701,873

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2012	2011 Restated
Cash flows from operating activities:
Net loss	$(280,819)	$(728,797)
Net (income) loss from discontinued operations	(54,867)	10,403
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	366,386	720,457
Share-based compensation expense	196,706	266,638
Provision for doubtful accounts and other receivables	2,956	124,547
Changes in assets and liabilities:
Accounts and other receivables	111,825	(108,927)
Prepaid expenses and other assets	36,537	78,001
Inventory	68,691	7,674
Gaming systems	(618,501)	(388,354)
Accounts payable and accrued expenses	86,445	(53,163)
Deferred revenue	(46,686)	(204,607)
Net cash used in operating activities from continuing operations	(131,327)	(276,128)
Net cash provided by (used in) operating activities from discontinued operations	70,502	(17,629)
Net cash used in operating activities	(60,825)	(293,757)

Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	174,869	823,431
Repayments of capital lease	-	(27,255)
Net cash provided by financing activities	174,869	796,176
Net increase in cash and cash equivalents	114,044	502,419
Cash and cash equivalents, beginning of year	606,229	666,179
Cash and cash equivalents, end of period	$720,273	$1,168,598

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$37,911	$38,118
Income taxes	8,790	18,051

Non-cash transactions:
Amortization of commitment fee issued in common stock	$22,550	$22,550
Issuance of common stock for debt cancellation	-	100,000
Transfers from inventory to property and equipment	-	11,842

POKERTEK, INC.
RECONCILIATION TO EBITDAS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011 (restated)	2012	2011 (restated)
Net loss from continuing operations	$(395,063)	$(451,676)	$(335,686)	$(718,394)
Interest expense, net	19,810	26,727	40,665	53,009
Income tax provision	714	15,003	7,441	19,541
Other taxes	4,267	6,376	7,072	16,090
Depreciation and amortization	170,200	352,208	366,386	720,457
Stock-based compensation expense	88,457	108,687	196,706	266,638
EBITDAS (1)	$(111,615)	$57,325	$282,584	$357,341

(1) EBITDAS is defined as net income (loss) from continuing operations before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.